EXHIBIT 4.3







                             WARRANT AGREEMENT


                       Dated as of September 12, 2002


                                   among


                           COMPLETEL EUROPE N.V.


                                    and

                    NETHERLANDS MANAGEMENT COMPANY B.V.

                           as Warrant Registrar,

                                    and

                                BNP PARIBAS,


                         as Euroclear Warrant Agent

                           TABLE OF CONTENTS(1)

                                                                           Page

SECTION 1.           APPOINTMENT OF WARRANT REGISTRAR AND
                     EUROCLEAR WARRANT AGENT.................................1

SECTION 2.           CONDITIONS OF WARRANT AGENTS............................2

SECTION 3.           CHANGE OF WARRANT AGENT.................................3

SECTION 4.           NOTICES TO THE COMPANY AND WARRANT AGENT................4

SECTION 5.           SUPPLEMENTS AND AMENDMENTS..............................5

SECTION 6.           SUCCESSORS..............................................5

SECTION 7.           TERMINATION.............................................5

SECTION 8.           GOVERNING LAW; JURISDICTION.............................5

SECTION 9.           BENEFITS OF THIS AGREEMENT..............................5

SECTION 10.          COUNTERPARTS............................................5

EXHIBIT A:           FORM OF ELECTION TO PURCHASE FOR REGISTERED HOLDERS
                     OF WARRANTS.............................................1

ANNEX A:             TERMS AND CONDITIONS OF WARRANTS......................A-1




--------------
1 This Table of Contents does not constitute a part of this Agreement or have any bearing upon the interpretation of any of its terms or provisions.

                  WARRANT AGREEMENT, dated as of September 12, 2002, among COMPLETEL EUROPE N.V., a public limited liability company organized under the laws of The Netherlands (the "Company"), NETHERLANDS MANAGEMENT COMPANY B.V., a private company with limited liability organized under the laws of The Netherlands, as Warrant Registrar (the "Warrant Registrar"), and BNP PARIBAS SECURITIES SERVICES, a French corporation, as Euroclear Warrant Agent (the "Euroclear Warrant Agent"). The Warrant Registrar and Euroclear Warrant Agent are collectively referred to herein as "Warrant Agents" and individually as a "Warrant Agent".

                  WHEREAS, the Company desires the Warrant Registrar and Euroclear Warrant Agent to act on behalf of the Company, and each of these Warrant Agents is willing so to act, in connection with the exercise of Warrants and other matters as provided herein;

                  NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereto agree as follows:

                  SECTION 1. Appointment of Warrant Registrar and Euroclear Warrant Agent. The Company hereby appoints the Warrant Registrar and Euroclear Warrant Agent to each act as agent for the Company in accordance with the instructions set forth hereinafter in this Agreement, and each of the Warrant Registrar and Euroclear Warrant Agent hereby accepts such appointment. The terms and conditions of the Warrants are set forth in Annex A (the "Terms").

                  (a) Duties of the Warrant Registrar. The Warrant Registrar shall effect:

                           (i) the initial registration of Warrants as issued by the Company in the name of registered shareholders and the transfer of Warrants by registered holders thereof, as provided in the section of the Terms entitled "Transfer and Exchange of the Warrants",

                           (ii) the exercise of Warrants by registered holders thereof after receipt of a properly completed and executed form of election to purchase, which form is attached hereto as Exhibit A, and as provided in the section of the Terms entitled "Exercise",

                           (iii) upon notification thereof by the Company, adjustments to the number of Ordinary shares issuable upon exercise of a Warrant after the occurrence of certain events affecting the Ordinary shares, as provided in the section of the terms entitled "Number of Ordinary shares issuable upon exercise of the Warrants; Exercise price--Anti-Dilution adjustment ("Anti-Dilution Adjustments")", and

                           (iv) otherwise act in accordance with the Terms.

                  (b) Duties of the Euroclear Warrant Agent. The Euroclear Warrant Agent shall effect:

                           (i) together with the Warrant Registrar, the exercise of Warrants by persons holding them through Euroclear France after receipt of a properly completed and executed form of election to purchase, which form shall be determined by the Euroclear Warrant Agent with customary market in France and the form attached hereto as Exhibit A, and as provided in the section of the Terms entitled "Exercise", and

                           (ii) otherwise act in accordance with the Terms.

                  (c) Duties of the Company. The Company shall:

                           (i) reserve and keep available for issuance the number of Ordinary shares underlying the outstanding Warrants, as provided in the section of the Terms entitled "General,"

                           (ii) furnish each Warrant Agent written notice of any Anti-Dilution Adjustments, and

                           (iii) otherwise act in accordance with the Terms.

                  SECTION 2. Conditions of Warrant Agents. Each Warrant Agent undertakes the duties and obligations imposed by this Agreement under the following terms and conditions:

                  (a) Each Warrant Agent may consult at any time with counsel satisfactory to it (who may be counsel for the Company) and such Warrant Agent shall incur no liability or responsibility to the Company or to any holder of any Warrant in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with the opinion or the advice of such counsel.

                  (b) Neither Warrant Agent shall incur any liability or responsibility to the Company or to any holder of any Warrant for any action taken in reliance on any notice, resolution, waiver, consent, order, certificate, or other paper, document or instrument believed by it to be genuine and to have been signed, sent or presented by the proper party or parties.

                  (c) The Company agrees to pay to each Warrant Agent reasonable compensation for all services rendered by such Warrant Agent in the execution of this Agreement and to indemnify each Warrant Agent and save it harmless against any and all liabilities, including judgments, costs and reasonable counsel fees, for anything done or omitted by such Warrant Agent in the execution, delivery and performance of its responsibilities under this Agreement except as a result of its negligence or bad faith.

                  (d) Neither Warrant Agent shall be under any obligation to institute any action, suit or legal proceeding or to take any other action likely to involve expense unless the Company or one or more registered holders of Warrants shall furnish the Warrant Agent with reasonable security and indemnity for any costs and expenses which may be incurred, but this provision shall not affect the power of each Warrant Agent to take such action as it may consider proper, whether with or without any such security or indemnity. All rights of action under this Agreement or under any of the Warrants may be enforced by the Warrant Registrar without the possession of any of the Warrants, and any action, suit or proceeding instituted by the Warrant Registrar shall be brought in its name as Warrant Registrar and any recovery of judgment shall be for the ratable benefit of the registered holders of the Warrants, as their respective rights or interests may appear.

                  (e) Except as required by law, the Warrant Agent, and any of its stockholders, directors, officers or employees, may buy, sell or deal in any of the Warrants or other securities of the Company or become pecuniarily interested in any transaction in which the Company may be interested, or contract with or lend money to the Company or otherwise act as fully and freely as though it were not Warrant Agent under this Agreement. Nothing herein shall preclude the Warrant Agent from acting in any other capacity for the Company or for any other legal entity.

                  (f) Each Warrant Agent shall act hereunder solely as agent for the Company, and its duties shall be determined solely by the express provisions hereof. Neither Warrant Agent shall be liable for anything which it may do or refrain from doing in connection with this Agreement, except for its own negligence or bad faith.

                  (g) The Warrant Agents shall not at any time be under any duty or responsibility to any holder of any Warrant to make or cause to be made any Anti-Dilution Adjustments, or to determine whether any facts exist which may require any of such adjustments, or with respect to the nature or extent of any such adjustments, when made, or with respect to the method employed in making the same. The Warrant Agents shall not be accountable with respect to the validity or value or the kind of any Ordinary shares or with respect to whether any such Ordinary shares will, when issued, be validly issued and fully paid and nonassessable, and make no representations with respect thereto.

                  SECTION 3. Change of Warrant Agent. If either the Warrant Registrar or the Euroclear Warrant Agent shall become incapable of acting as a Warrant Agent or shall resign as provided below, the Company shall appoint a successor to such Warrant Agent. If the Company shall fails to make such appointment within a period of 30 days after it has been notified in writing of such incapacity by such Warrant Agent or by the registered holders of a majority of Warrants, then the registered holder of any Warrant may apply to any court of competent jurisdiction for the appointment of a successor to such Warrant Agent. Pending appointment of a successor to such Warrant Agent, either by the Company or by such a court, the duties of the Warrant Agent shall be carried out by the Company. After appointment, the successor to such Warrant Agent shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named as Warrant Agent without further act or deed; but the former Warrant Agent shall deliver and transfer to the successor to the Warrant Agent any property at the time held by it hereunder and execute and deliver any further assurance, conveyance, act or deed necessary for the purpose. Failure to give any notice provided for in this section, however, or any defect therein, shall not affect the legality or validity of the appointment of a successor to the Warrant Agent.

                  Each Warrant Agent may resign at any time and be discharged from the obligations hereby created by so notifying the Company in writing at least 30 days in advance of the proposed effective date of its resignation. If no successor Warrant Agent accepts the engagement hereunder by such time, the Company shall act as Warrant Agent. SECTION 4. Notices to the Company and Warrant Agent. Subject to notice provisions expressly specified elsewhere in this Agreement, any notices or other communications required or permitted hereunder shall be sufficiently given to a person if in writing and shall become effective when delivered by hand, by an overnight courier service which requires a delivery receipt therefor (such as DHL), by registered or certified mail, return receipt requested, postage prepaid, or by telefacsimile transmission with confirmation of receipt at such person's address set forth below or such other address as such person may designate by notice in accordance with the foregoing provisions:

if to the Company, to:

CompleTel Europe N.V.
Blaak 16,
3011 TA Rotterdam
The Netherlands 2132 NA
Attention: Robert Stroeve
with a copy to:

CompleTel Europe N.V.
9-11 allee de l'Arche
92671 COURBEVOIE CEDEX
France
Attention:  General Counsel
Telecopy:  +33.1.72.92.26.13

if to the Warrant Registrar, to:

Netherlands Management Company B.V.
Locatellikade 1
1076 AZ AMSTERDAM
The Netherlands
Attention:  Managing Director
Telecopy:  +31.20.4206190


if to the Euroclear Warrant Agent, to:

BNP Paribas
Metier Titres - G.I.S. Emetteurs
PDC NP 60
Les Collines de l'Arche
92057 PARIS LA DEFENSE
France
Telecopy:  +33.1.40.14.21.72

                  SECTION 5. Supplements and Amendments. The Company and the Warrant Agents may from time to time supplement or amend this Agreement without the approval of any holders of Warrants in order to cure any ambiguity or to correct or supplement any provision contained herein which may be defective or inconsistent with any other provision herein, or to make any other provisions in regard to matters or questions arising hereunder which the Company and the Warrant Agents may deem necessary or desirable and which shall not in any way adversely affect the interests of the holders of Warrant. Any amendment or supplement to this Agreement that has a adverse effect on the interests of holders shall require the written consent of registered holders of a majority of the then outstanding Warrants (excluding Warrants held by the Company or any of its affiliates). The consent of each holder of a Warrant affected shall be required for any amendment pursuant to which the Exercise Price would be increased or the number of Ordinary shares issuable upon exercise of a Warrant would be decreased (other than in accordance with the Anti-Dilution Adjustments).

                  SECTION 6. Successors. All the covenants and provisions of this Agreement by or for the benefit of the Company or the Warrant Agents shall bind and inure to the benefit of their respective successors and assigns hereunder.

                  SECTION 7. Termination. This Agreement shall terminate at 5:00 p.m., Paris time, on the expiration date of the Warrants.
Notwithstanding the foregoing, this Agreement will terminate on such earlier date on which all outstanding Warrants have been exercised. The provisions of Section 2 shall survive such termination.

                  SECTION 8. Governing Law; Jurisdiction. This Agreement and each Warrant shall be governed by and construed in accordance with the laws of The Netherlands without giving effect to the principles of conflicts of law thereof. The parties hereto irrevocably consent to the non-exclusive jurisdiction of the courts of The Netherlands in connection with any action, suit or proceeding arising out of or relating to this Agreement.

                  SECTION 9. Benefits of This Agreement. Nothing in this Agreement shall be construed to give to any person or corporation other than the Company, the Warrant Agents and the registered holders of the Warrants any legal or equitable right, remedy or claim under this Agreement; but this Agreement shall be for the sole and exclusive benefit of the Company, the Warrant Agents and the registered holders of the Warrants.

                  SECTION 10. Counterparts. This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, as of the day and year first above written.


                                      COMPLETEL EUROPE N.V.


                                      By:
                                           ----------------------------------
                                           Name:
                                           Title:


                                      NETHERLANDS MANAGEMENT COMPANY B.V.
                                      as Warrant Registrar


                                      By:
                                           ----------------------------------
                                           Name:
                                           Title:  Managing Director


                                      BNP PARIBAS
                                      as Euroclear Warrant Agent


                                      By:
                                           ----------------------------------
                                           Name:
                                           Title:

                                                                  Exhibit A



      FORM OF ELECTION TO PURCHASE FOR REGISTERED HOLDERS OF WARRANTS

This form should be sent to the Warrant Registrar at the following address:

Netherlands Management Company B.V.
Locatellikade 1
1076 AZ AMSTERDAM
The Netherlands


Number of Warrants Being Exercised:

The undersigned hereby irrevocably elects to exercise the following number of Warrants that are registered in its name:



Whole Number of Ordinary Shares Being Subscribed (Number of Warrants above x 0.005988, with any fractional number being rounded down to the nearest whole number):



Aggregate Exercise Price (Number of Ordinary shares above x (euro)10.05):



Method of Payment (check box to indicate chosen method of payment):

The undersigned is paying in euro the Aggregate Exercise Price by one of the following two methods:

|_|      wire transfer to the following account of CompleTel Europe N.V.:

         CompleTel Europe N.V.
         Euro Account number:  25.32.47.616
         Swift code:  MEESNL 2A
         Bank Name and Address:  MeesPierson
                                 Coolsingel 93
                                 3012 AE Rotterdam - The Netherlands

|_| certified or official bank check payable to the order of "CompleTel Europe N.V." included with this form.


Name of the Holder of the Warrants being Exercised (Last name and first name of an individual or name of the company or other entity):




Authentication of Signature (check box to indicate form of verification attached):

The undersigned is:

|_| a legal entity and has included with this form documentation evidencing that the person(s) signing the form for election to purchase is/are an authorized signatory (such as an extract from the applicable chamber of commerce and identification, or an official authorized signatory list) as well as a copy of a passport or other official identification to verify signature(s)

|_| is a private individual and has included with this form a copy of a passport or other official identification to verify signature


Address of the Holder (including e-mail address, if any):







Issuance of the Ordinary Shares Subscribed:

Upon confirmation from the Company that the Aggregate Exercise Price has been paid, the Warrant Registrar will register the number of Ordinary shares issuable upon exercise of the Warrants in the name set forth above and will send notice thereof to such person's address set forth above.


Date:


Signature: ___________________________________
Name:
Title:

                                                                    Annex A

                        DESCRIPTION OF THE WARRANTS

General

         We are issuing to existing holders of our Ordinary shares as of record at 9:00 a.m. (Paris time) on September 13, 2002 Warrants to subscribe to up to an aggregate of 326,778 of our Ordinary shares, after giving effect to our 670-to-one reverse share split and the reduction of the nominal value of our Ordinary shares from (euro)0.10 to (euro)0.04 per share. Our largest shareholders, Madison Dearborn Partners, Meritage and DeGeorge Telcom, as well as the members of our Supervisory and Management Boards, have agreed to waive any right to be granted or to exercise any Warrants.

         The Warrants are governed by the law of The Netherlands.

         The Warrants will be issued, by means of a book entry, in registered form under a Warrant agreement among us and Netherlands Management Company B.V., as warrant agent with respect to registered Warrants and transfer agent and registrar with respect to our Ordinary shares, and BNP Paribas Securities Services, as warrant agent with respect to beneficial interests in Warrants held through Euroclear France (including its successors, the "Euroclear Warrrant Agent"). Netherlands Management Company is the transfer agent and registrar for the Warrants (including its successors, the "Warrant Registrar"). The Warrant agents will act solely as our agents in connection with the Warrants and will not assume any obligation or relationship of agency or trust for or with any holders of Warrants or beneficial owners of Warrants.

         We have authorized and reserved for issuance, and until the expiry of the Warrants will reserve and keep available, the number of Ordinary shares that will be issuable upon the exercise of all outstanding Warrants. The Ordinary shares underlying the Warrants, when issued upon exercise of these Warrants, will be fully paid and nonassessable. No service charge will be payable by registered holders of Warrants for registration of transfer or exercise of any Warrant. We may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration of transfer or exercise of the Warrants.

Number of Ordinary Shares Issuable upon Exercise of the Warrants; Exercise Price

         Initial terms. Each of our ordinary shareholders at 9:00 a.m. (Paris time) on September 13, 2002 will be granted one Warrant for each Ordinary share (nominal value (euro)0.10 per share) they hold, except for our ordinary shareholders that have waived their right to Warrants. With each Warrant entitling its holder to subscribe to 0.005988 of our Ordinary shares (nominal value (euro)0.04 per share) after giving effect to our 670-to-one reverse share split that will occur on September 16, 2002, 167 Warrants will be required to subscribe to one Ordinary share at a price of
(euro)10.05 (the "Exercise Price"). Warrants will only be exercisable for the receipt of a whole number of Ordinary shares and any fractional number of Ordinary shares will be rounded down to the nearest whole number of Ordinary shares.

         Anti-Dilution adjustment.  If, after the date hereof, we:

         1) pay a dividend or makes a distribution on our Ordinary shares in shares of our capital stock,

         2) subdivide our outstanding Ordinary shares into a greater number of shares,

         3) combine our outstanding Ordinary shares into a smaller number of shares,

         4) make a distribution on our Ordinary shares in shares of our capital stock other than Ordinary Shares, or

         5) issue by reclassification of our Ordinary shares any shares of our capital stock,

then the Exercise Price and the number and kind of shares of our capital stock issuable upon the exercise of a Warrant shall be proportionately adjusted so that the holder of any Warrant thereafter exercised may receive the aggregate number and kind of shares of our capital stock which he would have owned immediately following such action if such Warrant had been exercised immediately prior to such action. The adjustment shall become effective immediately after the record date in the case of a dividend or distribution and immediately after the effective date in the case of a subdivision, combination or reclassification. The adjustment shall be made successively whenever any event listed above shall occur.

         If after an adjustment a holder of a Warrant upon exercise may receive shares of two or more classes or series of our capital stock, we shall determine the allocation of the adjusted Exercise Price between the classes or series of capital stock based on the relative fair market values of such class or classes of capital stock. After such allocation, the exercise privilege and the Exercise Price of each class or series of capital stock shall thereafter again be subject to adjustment on the terms applicable to our Ordinary shares in this section.

         Upon any anti-dilution adjustment pursuant to this section, we shall within 15 days thereafter cause to be given to each of the registered holders of the Warrants, at such registered holder's address appearing on the Warrant register, written notice of such adjustment by first-class mail, postage prepaid. We shall also publish such notice in a press release.

Exercise Period

         The Warrants are exercisable, at the option of the holders thereof, during the period (the "Warrant Exercise Period"):

         1) commencing at 9:00 a.m. (Paris time) on December 15, 2002 and

         2) ending at 5:00 p.m. (Paris time) on the fifteenth day after the publication of our audited annual financial statements for 2002. We will announce the precise expiration date of the Warrants on the day we publish our financial statements.

         At the end of the Warrant Exercise Period, the Warrants expire.

Exercise of the Warrants

         If you are not a registered holder of Warrants, but you hold Warrants through Euroclear France, you may exercise all or any of them by:

         1) delivering to the Euroclear Warrant Agent a form of election to purchase properly completed and executed,

         2) causing the Warrants to be transferred to the account of the Euroclear Warrant Agent at Euroclear France, and

         3) paying in full the Exercise Price for each multiple of 167 Warrants. The Exercise Price may be paid in cash in euro by wire transfer to an account designated by us for that purpose or by certified or official bank check payable in euro to the order of "CompleTel Europe N.V."

         If you are a registered holder of Warrants, you may exercise all or any of them by:

         1) delivering to the Warrant Registrar the form of election to purchase properly completed and executed (which form is set forth in the warrant agreement), accompanied

               a) in the case of a registered holder of Warrants that is a legal entity, by documentation evidencing that the person(s) signing the form for election to purchase is (are) an authorized signatory (such as an extract from the applicable chamber of commerce and identification, or an official authorized signatory list), as well as a copy of a passport or other official identification to verify signature(s) or

               b) in the case of a registered holder of Warrants that is a private individual, by a copy of a passport or other official identification to verify signature, and

         2) paying in full the Exercise Price for each multiple of 167 Warrants. The Exercise Price may be paid in cash in euro by wire transfer to an account designated by us for that purpose or by certified or official bank check payable in euro to the order of "CompleTel Europe N.V."

         Upon surrender of Warrants and payment of the Exercise Price, the Company shall cause to be delivered with all reasonable dispatch to or upon the written order of the registered holder of the Warrants and, in such name(s) as the holder may designate, the number of Ordinary shares issuable. We or the transfer agent for the Ordinary Shares and every subsequent transfer agent for any shares of our capital stock issuable upon the exercise of any of the rights of purchase represented by the Warrants (the "Transfer Agent") will be irrevocably authorized and directed at all times to reserve such number of authorized shares as shall be required for such purpose. We will keep a copy of the warrant agreement on file with the Transfer Agent for any shares of the Company's capital stock issuable upon the exercise of the rights of purchase represented by the Warrants. We will supply such Transfer Agent a copy of all notices of any anti-dilution adjustments.

Transfer and Exchange of the Warrants

         Some of our Ordinary shares are held through the book-entry facilities of Euroclear France. The Warrants in respect of these shares will be recorded in our Warrant register in the name of Euroclear France, and delivered to beneficial owners of these shares through these facilities. These Warrants will be held by Euroclear France on behalf of institutions that have accounts with this clearing system. As brokers, dealers or other types of agents, these participants in Euroclear France may, in turn, hold interests in these Warrants on behalf of their clients. If you own interests in the Warrants as, or through, a participant in a clearing system, you must rely on the procedures of that clearing system and participant to receive, transfer and exercise the Warrants. We understand that under existing market practice Euroclear France, as registered Warrant holder, would act upon the transfer and exercise instructions of its participants and its participants would act upon the transfer and exercise instructions of their clients who are beneficial owners of the Warrants.

         Some of our Ordinary shares are recorded in our Ordinary share register in the name of persons who thereby directly hold our Ordinary shares in definitive form. The Warrants in respect of these shares will be registered in the name of these registered shareholders.

         The Warrant Registrar shall from time to time register the transfer of any outstanding Warrant upon the records to be maintained by it for that purpose, upon surrender thereof accompanied by a written instrument or instruments of transfer in form satisfactory to the Warrant Registrar, duly executed by the registered holder(s) thereof or by the duly appointed legal representative thereof or by a duly authorized attorney.

         We anticipate that the Warrants will be listed on the Premier Marche of Euronext Paris. The Warrants will trade separately from our Ordinary shares. There may not be an active trading market for the Warrants.

SEC Registration Statement

         For a holder in the United States to exercise the Warrants, there must be a current registration statement in effect with the SEC and qualification in effect under applicable state securities laws, or applicable exemptions from the federal and state securities laws of the U.S., with respect to the issuance of the Ordinary shares underlying the Warrants. We are filing such a registration statement and are seeking to cause it to become and remain effective. We will not be required to honor the exercise of Warrants if, in our opinion, the sale of Ordinary shares upon exercise of the Warrants would be unlawful.

No Rights as Shareholders

         The holders of Warrants are not entitled, as such, to receive dividends or other distributions, receive notice of any meeting of our shareholders, consent to any action of our shareholders, receive notice of any other shareholder proceedings or to any other rights as shareholders. The holders of Warrants will not be entitled to share in our assets in the event of our liquidation, dissolution or winding up. In the event a bankruptcy or reorganization is commenced by or against us, a bankruptcy court may hold that unexercised Warrants are executory contracts which may be subject to our rejection with approval of the bankruptcy court and the holder of Warrants may, even if sufficient funds are available, receive nothing or a lesser amount as a result of any such bankruptcy case than they would be entitled to if they had exercised their Warrants prior to the commencement of any such case.

Warrant Backstop Right of Holders of Preferred Shares

For a period of 30 days following the end of the Warrant Exercise Period, holders of our Convertible Preferred A and B shares shall be entitled to subscribe, at the Exercise Price, to Ordinary shares in respect of Warrants that were not exercised. This prospectus covers the Ordinary shares issuable upon exercise of these subscription rights, as well as exercise of the Warrants, except that we have received a commitment from Deutsche Bank AG London, an institutional investor that will hold our Preferred shares, to take up approximately 51% of these subscription rights, if they are issued. This 51% represents the potential subscription rights in respect of Preferred shares to be held by Deutsche Bank AG London, as well as potential subscription rights assigned to Deutsche Bank AG London by two of our major shareholders, Meritage and DeGeorge Telcom. Any ordinary shares purchased by Deutsche Bank AG London pursuant to its commitment will be issued on a private placement basis.